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                                                                     Exhibit 4.2


                                   Credit Line

The present Credit Line ("Credit Line") is signed in RHODE ISLAND on 25 March 1999, between

BANQUE NATIONALE DE PARIS, a public company (sociate anonyme) under French law with a capital of EUR 873,955,200, whose registered offices are located at 16 boulevard des Italiens - 75009 Paris, entered on the Paris Corporate Register under number B 622 042 449, represented by Mr. Jean LOMBARD, Directeur du Department Entreprizes du Groupe d' Agences de DROME-ARDECHE,

referred to hereinafter as 'BNP' or 'BANK'

AND BACOU USA INC., a corporation organized and existing under the law of Delaware with its principle office at 10 Thurber Boulevard, Smithfield, RI 02917 USA,

represented by Mr. Walter STEPAN, Vice-Chairman, President and CEO, and Mr. Philip B. BARR Jr., Executive Vice-President and Chief Financial Officer,

referred to hereinafter as 'BACOU USA' or 'Borrower'

PREAMBLE

Under the terms of negotiations carried out between BACOU USA and BNP, BNP declared that it is prepared, to grant BACOU USA a credit line of USD 50,000,000 (fifty million American dollars) under the terms and conditions set forth below.

IN WITNESS WHEREOF, IT IS AGREED AND DECIDED AS FOLLOWS BETWEEN THE PARTIES TO THE PRESENT

ARTICLE I - AMOUNT OF THE CREDIT LINE

BNP grants BACOU USA a credit line (referred to hereinafter as the 'Credit Line') for an amount of USD 50,000,000 (fifty million American dollars).

ARTICLE II - OBJECT OF THE CREDIT LINE

The object of the Credit Line is the financing of the acquisition of the operating assets of Perfect Fit Glove Co., Inc. of Buffalo, New York USA, SCHAS Circular Industries, Inc. of Wilkesboro, North Carolina USA and certain affiliated Companies and assets related to the business of manufacturing and selling work gloves, subject to existing liabilities, by BACOU USA.

ARTICLE III - TERM OF THE CREDIT LINE

The Credit Line is granted for a term of seven years starting from the drawing date as defined in Article V hereafter.

ARTICLE V - REPAYMENT

The Credit Line shall be repaid quarterly as from the drawing date in twenty-seven installments of USD 1,785,700 (one million seven hundred eighty five thousand seven hundred American dollars) and a final installment of USD 1,786,100 (one million seven hundred eighty six thousand one hundred American dollars).

At all events, the Credit Line shall be repaid in full no later than the last banking day of the term defined in Article III above.

A banking day is defined for the needs of the present agreement as a business day. A business day is a day on which dealings in USD are carried out in the

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Paris Interbank Market, in London and in New York, and BNP is open for domestic and foreign exchange business in Paris and wherever applicable, in financial centers required to be open to permit dealings in connection with this agreement.

AGREEMENT V - TERMS AND CONDITIONS OF DRAWING

The Credit Line shall be drawable fully in one time during a period of twenty days following the date of signature of the present Agreement, with a prior notice of two banking days, through the debit of a special account constituting a simple book statement that will have no legal effects attached to the current account and which shall be opened for this purpose on the books of the BNP VALENCE agency.

The drawing date means in the present Agreement the date of the debit of such special account.

Such prior notice shall reach BNP no later than 10:00 a.m. (London time) in accordance with the form fixed in Appendix 1 to the present agreement.

ARTICLE VI - FINANCIAL TERMS AND CONDITIONS

Interest period shall be three months, calculated as from the drawing date.

BACOU USA shall due and pay interest to BNP on the last banking day of each such periods of three months.

a) Rate of interest:

Interest shall be calculated on the exact number of days of the period considered based on 360 days per year at the LIBOR rate (London Interbank Offered Rate) of the USD considered for a period three months, calculated under the aegis of the British Bankers Association and published by Telerate - page 3750/3740 or by any other page that might be substituted for it - at 11:00 a.m. (London time), two working days prior to the drawing date or the beginning of an interest period, increased by 0.35% per year.

The rate shall be revised at each interest period.

BNP shall notify BACOU USA of the interest rate applicable to each three months interest period.

b) Interest on arrears:

All sums (included any cost or expenses) not paid on their normal or early due date shall bear interest ipso jure from the day of the said due date included to the day of its full payment excluded at the interest rate applicable as defined above, increased by 1% per year.

Interest shall be capitalized if it is due for a full year in application of
Article 1154 of the Civil Code. These provisions do not apply as the granting of a delay in payment.

c) Impossibility of determining the rate of interest:

If determination of a rate of interest has become impossible following certain events, BNP shall notify BACOU USA thereof and the parties shall enter into negotiation. If an agreement in view of reaching a solution is not reached within thirty days of the said notification, BACOU USA shall repay the Credit Line in capital, interest, expensed, incidental expenses and possible costs, it being understood that the applicable rate of interest shall be BNP's cost of financing, increased by 1% per year.

d) Unavailability of USD:

If BNP should observe, either on the occasion of the drawing or on the occasion of a new interest period, that the USD currency is unavailable, it shall advise BACOU USA thereof as rapidly as possible.

BACOU USA and BNP shall consult in order to select a replacement currency. Failing agreement within 24 hours of the notice sent to BACOU USA by fax, the Credit Line is considered cancelled ipso jure, and BACOU USA shall repay and pay FRF or in the single European currency the capital, interest, expenses, commissions and incidental expenses and any possible costs caused to BNP by the

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unavailability of the currency used.

The amount in FRF or in the single European currency being repaid and paid shall be determined in accordance with the most recent quotation of the USD against the FRF or the single European currency.

e) Commitment fee:

0.25% per year payable quarterly in advance and calculated starting from the drawing date.

It shall be calculated on the basis of a year of 360 days and payable in USD.

f) Flat fee

0.08% payable on the drawing date.

g) BACOU USA shall pay a sum of USD 9,200 for file costs on the drawing date.

ARTICLE VII - CONDITIONS PRECEDENT

No drawing will be made before payment by BACOU USA of all sums, fees and expenses which could be due on the date of such drawing pursuant to this Agreement and receipt by BNP in a form and substance satisfactory to it of the following documents:

a) a certified copy of all corporate documents of BACOU USA and of the Guarantor required to authorize the execution of this Agreement and the Guarantee and to empower their representatives for this purpose;

b) duly authenticated specimen signatures of each of the empowered representatives of BACOU USA and of the Guarantor;

c) a certified copy of the constitutive documents of BACOU USA;

d) the Guarantee and evidence it has been duly executed and is in full force and effect;

e) an opinion of legal counsel from the State of Rhode Island in the terms of the Appendix 2 acceptable to BNP and confirming that the representations of BACOU USA made in Article VIII are true.

ARTICLE VIII - REPRESENTATIONS AND WARRANTIES

BACOU USA represents and warrants to BNP that:

* (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Rhode Island,

* (ii) the execution and performance of this Agreement do not contravene any provision of law or regulation to which BACOU USA is subject;

* (iii) is has obtained all necessary consents, licenses or authorizations for the execution and performance of this Agreement and especially it has been authorized to acquire and transfer on maturity the necessary currencies for payment of all sums due under this Agreement;

* (iv) its capital stock is held of 71.70% by the Guarantor;

* (v) no tax, registration fee, stamp or similar duty, nor any deposit or any registration is required in connection with this Agreement or for validity of the same;

* (vi) no proceedings are underway or, to the knowledge of BACOU USA, are about to be instituted to prevent or forbid signature or performance of the Credit Line, or which might have a significant unfavorable effect on the capacity of BACOU USA to perform its obligations under the present Credit Line;

* (vii) no action is underway for the purposed of liquidation, dissolution or any other similar procedure with regard to BACOU USA;

* (viii) there exists no fact that is likely to constitute a Case of Default;

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* (ix) the choice of French law and the competence of the French courts provided for an Article XIV below are legitimately binding on BACOU USA and shall be validly acknowledged by the course of the State of Rhode Island and the Federal Courts of the United States of America, and consequently any or all judgements handed down by the French Courts shall be exequatured and enforceable in the United States of America.

The representations and warranties contained in the present article shall be considered renewed by BACOU USA at the time of request for drawing.

ARTICLE IX - COVENANTS BY BACOU USA

So long as it is a debtor or may remain a debtor pursuant to the Credit Line, BACOU USA undertakes:

* to hand over to BNP all accounting documents and data that BNP might request;

* to immediately inform BNP of all facts that might significantly lessen its assets or significantly increase the volume of its commitments;

* to immediately inform BNP of all facts or circumstances that are likely to constitute or become one of the cases mentioned in the Article CASES AND DEFAULT;

* to assume the financial consequences of changes in parity which might intervene up to the time of full repayment of the Credit Line.

ARTICLE X - NEGATIVE COVENANTS BY BACOU USA

Until payment in full of all of BACOU's USA obligations to BNP under this Agreement, BACOU USA covenants and agrees as follows:

1 - Limitation on Borrowing

BACOU USA shall not incur, create, assume or permit to exist any Debt or liability on account of deposits or advances or any indebtedness or liability for borrowed money, or any indebtedness or liability evidenced by any notes, bonds, debentures or similar obligations, including leases, except (a) Debt to BNP, (b) Debt existing as of the date of the closing of Credit Line and approved in writing by BNP including up to a total of USD, 31,000,000 to CITIZENS BANK or RI under its line of credit to BACOU USA and a total of USD 6,325,000 under an industrial revenue bond to the Wilkes County Industrial Facilities and Pollution Control Financing Authority to be assumed at closing of the acquisition of SCHAS Circular Industries, Inc.; (c) Debt pertaining to any capitalized lease obligations provided such Debt when combined with all other capitalized lease obligation does not exceed in the aggregate One Million Dollars per annum, (d) Debt the terms and conditions of which have been approved in writing by BNP and which Debt is subordinated, if required by BNP, to the prior payment of all amounts due under the Credit Line, and (e) trade obligations incurred by BACOU USA in the ordinary course of business.

2 - Limitations on Encumbrances

BACOU USA shall not create, incur, make, assume, or suffer to exist, after the date hereof, any agreement, mortgage, pledge, security interest, lien or other encumbrance of or upon any of its properties or assets, whether now owned or hereafter acquired, to any party other than BNP, exception (a) liens for taxes not delinquent or being contested in good faith by appropriate proceedings diligently pressed and as to which there have been set aside on its books adequate reserves; (b) encumbrances existing as of the date hereof, disclosed in writing to BNP and approved by BNP in writing; (c) liens imposed by operation of law, such as warehouseman's or mechanic's liens, incurred by BACOU USA in good faith and in the ordinary course of business; and (d) liens securing Debt permitted under the 1 [Limitation on Borrowing].

ARTICLE XI - CASES OF DEFAULT

The following constitutes a Case of Default once it occurs and whatever the reason be it attributable to BACOU USA or not:

* non-payment at its due date of an amount due in principle, interest, commission, expenses or incidental expenses by BACOU USA in performance of the Credit Line, should it not be remedied within five days following the request made by BNP in this sense to BACOU USA;

* non-compliance by BACOU USA with another commitment or covenant under the terms of the Credit Line;

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* any representation by BACOU USA contained in Article VIII of the Credit Line or subsequently renewed proving to be inaccurate;

* any debt of BACOU USA or the GUARANTOR under another contract becoming repayable or callable prior to its normal due date following foreclosure of the date for payment opposed due to default;

* any measure taken with regard to BACOU USA or the GUARANTOR for out-of-court settlement, court-ordered re-organisation, court-ordered redress or court-ordered liquidation or any other analogous measure or proceedings, with the exception of cases of liquidation or dissolution or BACOU USA the terms and conditions of which have been approved by BNP;

* significative changes in the opinion of BNP, in the shareholding of BACOU USA, including nationalisation of BACOU USA;

* the occurence of an unlawful act for BACOU USA in performing any one of its obligations under the Credit Line;

* the occurence of any decision or event in the United States of America or in another county through which the payments are made, that constitutes or could constitute an obstacle to payment by BACOU USA of any amount due to BNP under the present Credit Line, including decisions on foreign exchange control or embargo;

* the Guarantee specified in Article XVI ceased to be valid or becomes unenforceable for any reason whatsoever.

At the time of the occurence of any one of the Cases of Default, BNP shall be entitled to pronounce immediate early repayment and payment of all sums under the Credit Line.

ARTICLE XII - ELECTION OF DOMICILE

For performance of the present agreement and of its consequences, domicile is elected:

* for BACOU USA, at its principle office address, 10 Thurber Boulevard, Smithfield, RI 02917 USA.

* for BNP, at its VALENCE agency, address 1 Boulevard Bancel, 26000 VALENCE, FRANCE, Fax 04.75.79.43.09.

ARTICLE XIII - NEW CIRCUMSTANCES

1 The provisions of the Credit Line have been fixed in accordance with the economic and financial conditions, both national and international, and with the legal, fiscal, monetary and professional conditions in force at the time of the signature of the Credit Line in France and abroad.

2 In the event of modification to the said conditions or facts or to their interpretation by any competent authority, or for any other reason, resulting particularly in new charges or in additional costs for BNP subsequent in particular:

(a) to new requirements in the area of reserve requirements, quantitative regulations on credit, institution or increase in coefficients for liquidities, equity capital or other requirements relating to all or part of the assets or commitments (including off-balance-sheet commitments), or;

(b) to a modification in exchange regulations or in the applicable tax system;

BACOU USA undertakes to compensate BNP in full for the additional charges and costs that might be imposed on it.

Notification by BNP justifying in any form whatsoever the said charges and costs shall be final and binding, barring error proved by BACOU USA.

In such a case, however, BACOU USA shall also have the option of making early payment of the Credit Line in full.

ARTICLE XIV - APPLICABLE LAW AND COMPETENT JURISDICTION

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The present Credit Line Agreement is governed by French law.

In the event of dispute, BACOU USA and BNP shall consult in view of an out-of-court settlement. In the failure to reach such a settlement, all litigation relative inter alia to the validity, interpretation or performance of the Credit Line shall be submitted to the exclusive competence of the French courts.

ARTICLE XV - MISCELLANEOUS PROVISIONS

1 - Expenses, taxes and duties.

BACOU USA shall bear all expenses, duties, commissions, interest or other levies pertaining to the present Credit Line or those that might be sequel or consequence thereof.

In particular, BACOU USA shall cover BNP for all of its expenses and outlays, legal fees included, made in connection with the performance of the Credit Line and with the implementation of BNP's rights under the Credit Line upon presentation of supporting documents.

If, through the application of a law, an international agreement or a regulation of any kind, BACOU USA is required to carry out a withholding on payments to be made pursuant to the present agreement, it shall pay BNP an additional amount such that, following deduction of the tax, BNP shall receive the full amounts due that is would have received if the withholding had not existed.

2 - Effective Global Rate ((Taux Effectif Global) under French law).

The effective global rate is calculated below on the date of 1999/03/16 for USD and for a period of three months.

It is specified that, on the basis of the three-month LIBOR rate for the USD (5.0% at the date of 1999/03/16), taking into account fees, expenses and margin, and on the basis of use for 360 days, full use of the said Credit Line as of the date of 1999/03/16 would come to an effective global rate of 5.6294%.

3 - Payments.

All obligations of payment under the Credit Line shall be paid in full by BACOU USA by means of payments in USD to the BNP at its address referred to in Article [Election of Domicile].

All payments by BACOU USA under this Agreement shall be made without set off or counter claims.

BACOU USA shall not be entitled to subordinate such payments to any condition or exception.

BACOU USA hereby authorizes BNP, at its convenience, to debit its account in USD n(degree) 140 003/52 held on the BNP's books, for the said payments on the date upon which the said payments are payable for their amount in USD.

4 - Voluntary prepayment. No new drawings.

BACOU USA shall be entitled to prepay in full or partially without penalty the Credit Line, but only on the date of the repayment of an installment hereinabove, subject to the receipt by BNP of a prior written notice at least one month before the expected prepayment date.

Once repaid or prepaid, BACOU USA shall not be permitted to redraw any sum under the Credit Line.

ARTICLE XVI - GUARANTEE

The BACOU USA payment obligations hereunder shall be guaranteed by BACOU, S.A. herein called [the Guarantor] a French company, whose registered office is at VALENCE (26000-France), 168 Avenue des Aureats, entered on the Valence Corporate Register under-number B 348 982 307, in the terms of the Appendix 3 hereto.

Signed in RHODE ISLAND, on 25 March 1999

In two true copies

BACOU USA INC                             Banque Nationale de Paris

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Read and agreed


By: /s/ Walter Stepan                     By: /s/ Jean Lombard
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   /s/ Philip B. Barr, Jr.
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